PROSPECTUS SUPPLEMENT NO. 4                     Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated August 10, 2001)       Registration Statement No. 333-66478

                                 GlobeSpan, Inc.


           $130,000,000 5-1/4% Convertible Subordinated Notes due 2006
                                       and
     4,874,391 Shares of Common Stock Issuable upon Conversion of the Notes



     This prospectus supplement relates to the resale by holders of our 5-1/4% Convertible Subordinated Notes due 2006 and shares of common stock issuable upon conversion of the notes. This prospectus supplement may only be delivered or used in connection with our prospectus dated August 10, 2001. Our common stock is traded on the Nasdaq National Market under the symbol "GSPN."


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  PROSPECTUS SUPPLEMENT DATED SEPTEMBER 6, 2001

     The information appearing in the following table supplements or supersedes in part the information in the table under the caption "Selling Holders", beginning on page 47 in our prospectus and was provided by or on behalf of the selling holders.

                                Principal       Common
                                Amount of        Stock
                                  Notes       Beneficially                     Common Stock
                               Beneficially      Owned                     Beneficially Owned After
                                Owned and        Before      Common Stock         Offering
Name                             Offered        Offering      Offered(1)     Amount         Percent
----                             -------        --------      ----------     ------         -------


Aftra Health Fund              $300,000         11,248          11,248         0               *

AIG/National Union Fire        $825,000         30,933          30,933         0               *
Insurance

Lincoln National Global        $20,000             749             749         0               *
Asset Allocation Fund, Inc.


Mainstay Convertible Fund      $3,790,000      142,107         142,107         0               *


Mainstay Strategic Value       $300,000         11,248          11,248         0               *
Fund

Mainstay VP Convertible        $1,310,000       49,118          49,118         0               *
Portfolio


Museum of Fine Arts,           $20,000             749             749         0               *
Boston

New York Life Separate         $600,000          22,497          22,497         0               *
Account # 7


Ondeo Nalco                    $220,000           8,248           8,248         0               *

Putnam Asset Allocation        $280,000          10,498          10,498         0               *
Funds-Balanced Portfolio


Putnam Asset Allocation        $250,000           9,373           9,373         0               *
Funds-Conservative
Portfolio

Putnam Convertible             $2,400,000        89,988          89,988         0               *
Income-Growth Trust

Putnam Convertible             $100,000           3,749           3,749         0               *
Opportunities and Income
Trust

Putnam Variable                $100,000           3,749           3,749         0               *
Trust-Putnam VT Global
Asset Allocation Fund





Starvest Combined              $900,000           33,745          33,745        0               *
Portfolio



* Indicates less than 1%.

(1) Assumes conversion of all the holder's notes at a conversion price of $26.67 per share of common stock and resale of all shares of common stock offered hereby. The conversion price is subject to certain adjustments. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time.